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Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           COMTREX SYSTEMS CORPORATION


TO:      THE SECRETARY OF STATE
         STATE OF DELAWARE


         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, this Certificate of Amendment is being filed in order to amend the Certificate of Incorporation of COMTREX SYSTEMS CORPORATION, a Delaware corporation (the "Corporation"), as set forth below:

1.       The name of the corporation is COMTREX SYSTEMS CORPORATION.

2. The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended to effect a one share for three shares reverse stock split of the Company's issued and outstanding shares of common stock, par value $0.001 per share.

3. The first sentence of Article Fourth of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

         "FOURTH: The total number of shares of all classes of stock that the Corporation is hereby authorized to issue is ELEVEN MILLION (11,000,000) shares, consisting of ten million (10,000,000) shares of Common Stock, par value $.003 per share, and ONE MILLION (1,000,000) shares of Preferred Stock, par value $1.00 per share.
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4.       To accomplish the foregoing, Article Fourth of the Certificate of
         Incorporation is hereby amended by the addition of the following provision:

         "Simultaneously with the effective date of this Certificate of Amendment, each three shares of Common Stock issued and outstanding immediately prior to the effective date of the filing of this Certificate of Amendment to the Corporation's Certificate of Incorporation is hereby reclassified and changed into one fully paid and nonassessable share of Common Stock, $0.003 par value, of the Corporation, and each holder of record of a certificate for three or more shares of Common Stock as of the close of business on the effective date of the filing of this amendment to the Corporation's Certificate of Incorporation shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one share of Common Stock for each three shares of Common Stock represented by the certificate of such holder, and any fractional shares resulting will be rounded up to the next whole share. Until such time as the certificates representing the Common Stock to be reverse split pursuant hereto shall have been surrendered, the certificates representing the Common Stock shall represent the shares of Common Stock issuable upon the reverse stock split of such Common Stock."

5. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

6.       The amendment shall be effective upon the filing hereof.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 14th day of February, 2001.



                                               COMTREX SYSTEMS CORPORATION



Attested:    /s/ Charles A. Hardin             By:       /s/ Jeffrey C. Rice
         ---------------------------              ------------------------------
            CHARLES A. HARDIN, Secretary       JEFFREY C. RICE, President